EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   P-COM, INC.

                                 XT CORPORATION

                                       AND

                       TELAXIS COMMUNICATIONS CORPORATION

                          DATED AS OF SEPTEMBER 9, 2002







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                                Table of Contents

                                                                           Page
                                                                           ----

Article I THE MERGER.........................................................1
         1.1      The Merger.................................................1
         1.2      Effective Time.............................................2
         1.3      Effect of the Merger.......................................2
         1.4      Articles of Organization; By-laws..........................2
         1.5      Directors and Officers.....................................2
         1.6      Effect on Capital Stock....................................2
         1.7      Surrender of Certificates..................................4
         1.8      No Further Ownership Rights in Company Common Stock........6
         1.9      Lost, Stolen or Destroyed Certificates.....................6
         1.10     Tax Consequences...........................................6
         1.11     Taking of Necessary Actions; Further Action................6
Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................6
         2.1      Organization of the Company................................6
         2.2      Company Capital Structure..................................7
         2.3      Obligations With Respect to Capital Stock..................8
         2.4      Authority..................................................8
         2.5      SEC Filings; Company Financial Statements..................9
         2.6      Absence of Certain Changes or Events......................10
         2.7      Taxes.....................................................10
         2.8      Absence of Liens and Encumbrances.........................12
         2.9      Intellectual Property.....................................12
         2.10     Agreements, Contracts and Commitments.....................13
         2.11     No Default................................................14
         2.12     Governmental Authorization................................14
         2.13     Litigation................................................14
         2.14     Environmental Matters.....................................14
         2.15     Brokers' and Finders' Fees................................15
         2.16     Labor Matters.............................................15
         2.17     Employee Benefit Plans....................................15
         2.18     Compliance With Laws......................................17
         2.19     Registration Statement; Proxy Statement/Prospectus........17
         2.20     Board Approval............................................17
         2.21     Fairness Opinion..........................................18
         2.22     Antitakeover Laws.........................................18
         2.23     Rights Agreement..........................................18
Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........18
         3.1      Organization of Parent and Merger Sub.....................18
         3.2      Capital Structure.........................................19
         3.3      Obligations With Respect to Capital Stock.................19

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                          Table of Contents (Continued)
                                                                           Page
                                                                           ----

         3.4      Authority.................................................20
         3.5      SEC Filings, Parent Financial Statements..................21
         3.6      Absence of Certain Changes or Events......................22
         3.7      Taxes.....................................................22
         3.8      Absence of Liens and Encumbrances.........................23
         3.9      Intellectual Property.....................................23
         3.10     Agreements, Contracts and Commitments.....................24
         3.11     No Default................................................25
         3.12     Governmental Authorization................................25
         3.13     Litigation................................................25
         3.14     Environmental Matters.....................................25
         3.15     Broker's and Finders' Fees................................26
         3.16     Labor Matters.............................................26
         3.17     Employee Benefit Plans....................................26
         3.18     Compliance With Laws......................................28
         3.19     Registration Statement; Proxy Statement/Prospectus........28
         3.20     Board Approval............................................28
         3.21     Fairness Opinion..........................................28
         3.22     Section 203 of the DGCL Not Applicable....................28
         3.23     Rights Agreement..........................................29
Article IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............................29
         4.1      Conduct of Business of the Company........................29
         4.2      Conduct of Business of Parent.............................32
Article V ADDITIONAL AGREEMENTS.............................................36
         5.1      Proxy Statement/Prospectus; Registration Statement........36
         5.2      Meetings of Stockholders..................................37
         5.3      Access to Information, Confidentiality....................38
         5.4      No Solicitation...........................................38
         5.5      Expenses..................................................41
         5.6      Public Disclosure.........................................41
         5.7      Auditors' Letters.........................................42
         5.8      FIRPTA....................................................42
         5.9      Legal Requirements........................................42
         5.10     Blue Sky Laws.............................................42
         5.11     Reasonable Best Efforts and Further Assurances............42
         5.12     Stock Options and Warrants................................43
         5.13     Form S-8..................................................44
         5.14     Certain Benefit Plans.....................................44
         5.15     Tax-Free Reorganization...................................45
         5.16     Board Representation and Officers.........................45
         5.17     Change of Name of Parent..................................45
         5.18     Retention Agreements......................................46

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                          Table of Contents (Continued)
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                                                                           ----

         5.19     No Solicitation of Employees..............................46
         5.20     Rights Agreements; Takeover Statutes......................46
         5.21     Indemnification...........................................46
         5.22     Section 16 Matters........................................47
Article VI CONDITIONS TO THE MERGER.........................................47
         6.1      Conditions to Obligations of Each Party to Effect the
                   Merger...................................................47
         6.2      Additional Conditions to Obligations of Company...........48
         6.3      Additional Conditions to the Obligations of Parent
                   and Merger Sub...........................................49
Article VII TERMINATION, AMENDMENT AND WAIVER...............................51
         7.1      Termination...............................................51
         7.2      Effect of Termination.....................................52
         7.3      Notice of Termination.....................................52
         7.4      Amendment.................................................53
         7.5      Extension; Waiver.........................................53
Article VIII GENERAL PROVISIONS.............................................53
         8.1      Non-Survival of Representations and Warranties............53
         8.2      Notices...................................................53
         8.3      Interpretation............................................54
         8.4      Counterparts..............................................54
         8.5      Entire Agreement..........................................54
         8.6      Severability..............................................54
         8.7      Other Remedies............................................55
         8.8      Governing Law and Choice of Forum.........................55
         8.9      Rules of Construction.....................................55
         8.10     Assignment................................................55
         8.11     Certain Definitions.......................................55


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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of September 9, 2002 among P-COM, Inc., a Delaware corporation ("Parent"), XT Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Telaxis Communications Corporation, a Massachusetts corporation (the "Company").

                                    RECITALS
                                    --------

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

         B. The Board of Directors of each of the Company, Parent and Merger Sub
(i) has determined that the Merger is in the best interests of each company and their respective stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    Article I

                                   THE MERGER
                                   ----------

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be Telaxis Communications Corporation. At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and businesses to the maximum extent permitted by the MBCL.

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         1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts, in accordance with the relevant provisions of the MBCL (the time of such filing or such subsequent date or time as the parties shall agree and specify in the Articles of Merger being the "Effective Time"), as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the Boston, Massachusetts offices of Foley Hoag LLP at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2(h) or at such other time, date and location as the parties hereto agree (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Articles of Organization; By-laws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization; provided, however, that Article I of the Articles of Organization of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Telaxis Communications Corporation." At the Effective Time, the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, par value $0.01 per share.

               (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. Parent and Merger Sub agree that, as of immediately before the Effective Time, the directors and officers of Merger Sub shall be the same persons as are intended to be, immediately after the Effective Time, the directors and officers of Parent as contemplated by this Agreement.

         1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

               (a) Conversion of Company Common Stock. Each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") and the associated Company Right (as defined in Section 2.23) issued and outstanding immediately prior

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to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares) will be canceled and extinguished and be automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive 1.117 (the "Exchange Ratio") shares of Common Stock, par value $.0001 per share, of Parent (the "Parent Common Stock") together with cash in lieu of fractional shares pursuant to Section 1.6(g) (collectively, the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9.

               (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Sections 85 through 98 of the MBCL (the "Company Dissenting Shares") shall not be converted into the right to receive the Merger Consideration in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Company Dissenting Shares withdraws its demand for such appraisal in accordance with the MBCL or becomes ineligible for such appraisal. If a holder of Company Dissenting Shares shall withdraw its demand for such appraisal in accordance with the MBCL, or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Company Dissenting Shares shall cease to be Company Dissenting Shares and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration into which its Company Common Stock would otherwise have converted as of the Effective Time pursuant to this Agreement. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of capital stock of the Company, and Parent shall have the right to participate in all negotiations, proceedings and settlements with respect to such demands. Before the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

               (d) Stock Options and Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1986 Stock Plan, 1987 Stock Plan, 1988 Stock Plan, 1996 Stock Plan, 1997 Stock Plan, 1999 Stock Plan and 2001 Nonqualified Stock Option Plan (collectively, the "Company Stock Option Plan") shall be assumed by Parent in accordance with
Section 5.12 hereof. In addition, at the Effective Time, all outstanding warrants which provide for the issuance of Company Common Stock upon exercise of the warrant (collectively, the "Company Warrants") shall be adjusted in accordance with their respective terms to provide for the issuance of an appropriate number of shares of Parent Common Stock (instead of the issuance of Company Common Stock) and an appropriate adjustment of the warrant exercise price, all as contemplated by Section 5.12(e) hereof.

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               (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (f) Adjustments to Exchange Ratio. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or if the Parent Rights (as defined in Section 3.23) become exercisable or are exercised, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic benefit as was contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, split-up, combination, exchange, dividend or other event. If the Company Rights become exercisable or are exercised, Parent, Merger Sub and the Company shall promptly negotiate in good faith an amendment to this Agreement that will adjust the Exchange Ratio accordingly and make such other changes to this Agreement so as to provide the holders of each share of Company Common Stock and the holders of each one one-thousandth (1/1,000th) of a share of Class One Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (other than an Acquiring Person as defined in the Company Rights Plan (as defined in Section 2.23)) the same economic benefit as was contemplated hereunder prior to such event for a holder of each share of Company Common Stock.

               (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

         1.7 Surrender of Certificates.

               (a) Exchange Agent. Equiserve Trust Company, or another similar institution selected by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f).

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


               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock and cash in lieu of fractional shares pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall, upon the making of an affidavit of that fact by the holder thereof, issue in exchange for such shares of Company Common Stock, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

         1.11 Taking of Necessary Actions; Further Action. If, at any time after the Effective Time, any other action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   Article II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent (the "Company Letter") and dated as of the date hereof, as follows:

         2.1 Organization of the Company. The Company and each of its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on the Company. Except as set forth in the Company SEC Reports (as defined below in Section 2.5), the Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries, and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. The Company has made available to counsel for Parent a true and correct copy of the Articles of Organization and By-laws of the Company and similar governing instruments of its material subsidiaries, each as amended to date. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (including intangible assets), financial condition, or results of operations of a Person (as defined below), taken as a whole, but shall not include any of the foregoing arising out of, related to or otherwise by virtue of (a) conditions affecting the economy or the financial markets generally (except to the extent that such conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength and/or other relevant factors), (b) the announcement of or pendency of any of the transactions contemplated by this Agreement, (c) events, circumstances or conditions generally affecting the industry in which such Person operates (except to the extent that such events, circumstances or conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength and/or other relevant factors), (d) any change in law or generally accepted accounting principles, or (e) any change in the market price or trading volume of the securities of such Person (provided, that if such change in market price or trading volume is caused by an underlying cause or effect which would otherwise constitute a Material Adverse Effect, such underlying cause or effect shall nonetheless continue to constitute and qualify hereunder as a Material Adverse Effect). For purposes of this Agreement, "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship or other business organization.

         2.2 Company Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 16,708,313 shares (each together with one Company Right) were issued and outstanding as of September 6, 2002, and 4,500,000 shares of Preferred Stock, $.01 par value, of which 1,000,000 shares have been designated as Class One Participating Cumulative Preferred Stock ("Company Class One Preferred Stock") and none of which is issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of September 6, 2002, the Company had reserved 4,882,720 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan, under which options are outstanding for 3,698,284 shares, 912,521 shares of Company Common Stock for issuance upon the exercise of the Company Warrants (which as of September 6, 2002 are outstanding for an aggregate of 912,521 shares of Company Common Stock) and 1,000,000 shares of Company Class One Preferred Stock for issuance upon exercise of Company Rights from time to time outstanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and

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

conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Since August 1, 2002, there have been no amendments of any Company stock options or warrants and no changes in the capital structure of the Company other than issuances of Company Common Stock and associated Company Rights upon the exercise of options granted under the Company Stock Option Plan.

         2.3 Obligations With Respect to Capital Stock.

               (a) Except as set forth in Section 2.2, there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement;

               (b) Except as contemplated by this Agreement and the Company Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of the Company or with respect to any security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and consummation by the Company of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment or agreement of the Company, or (ii) other than as contemplated by Section 5.12 hereof, result in an acceleration of vesting (other than a standard acceleration of vesting of 50% of the then-unvested shares under an option), a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment or agreement of the Company.

         2.4 Authority.

               (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of two-thirds of the Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Organization or By-laws of the Company or similar governing instruments of any of its subsidiaries or (ii) any material mortgage, indenture, lease, contract or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Massachusetts Secretary of State, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Form 8-K with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

         2.5 SEC Filings; Company Financial Statements.

               (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999 and has made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1999, 2000 and 2001, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2002, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 1999, and (v) all amendments and supplements to all such reports, proxy statements and registration statements filed by the Company with the SEC; and the Company will make available to Parent in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended September 30, 2002. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence and the Company's September 30, 2002 Form 10-Q, when filed) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of the Company as of June 30, 2002 contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet."

               (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         2.6 Absence of Certain Changes or Events. Except with respect to the actions contemplated by this Agreement or disclosed in the Company SEC Reports, since the date of the Company Balance Sheet, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on the Company, or any development that reasonably would be expected to have a Material Adverse Effect on the Company, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

         2.7 Taxes.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other government charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, net operating losses, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits.

               (i) Each of Company and its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects. Each of Company and its subsidiaries has paid all Taxes shown to be due on such Returns, or is contesting them in good faith. None of the Company and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return.

               (ii) Except as is not material to the Company, each of the Company and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

               (v) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, except liability for unpaid Taxes which have accrued since June 30, 2002 in the ordinary course of business.

               (vi) None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

               (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of is subsidiaries.

               (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (x) None of the Company and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Company and its subsidiaries
(A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         2.8 Absence of Liens and Encumbrances. Each of Company and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         2.9 Intellectual Property.

               (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights").

               (b) The Company is not in violation of any license, sublicense or agreement related directly to the Company Intellectual Property Rights except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except such violations or defaults as do not materially impair the Company's rights under such license, sublicense or agreement. No material claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor, to the knowledge of the Company, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted, or
(iii) challenging the ownership by the

Company, validity or effectiveness of any of the Company Intellectual Property Rights. All material registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right owned by the Company or product of the Company or any of its subsidiaries, or to the knowledge of the Company, Company Intellectual Property Right licensed by the Company or its subsidiaries, is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

               (c) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.9, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.9) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.9) products and related trademarks, technology and know-how.

         2.10 Agreements, Contracts and Commitments. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by:

               (a) any collective bargaining agreements;

               (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements (except for those plans and arrangements relating solely to employees of the Company's foreign subsidiaries who earn less than $100,000 annual base salary);

               (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by the Company on thirty days' notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will and except for those agreements, contracts and commitments with employees of the Company's foreign subsidiaries who earn less than $100,000 annual base salary;

               (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

               (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $100,000 or more (excluding amounts which are already owing by the Company or such subsidiary at June 30, 2002) and is not cancelable without penalty within thirty
(30) days.

         2.11 No Default. Neither the Company nor any of its subsidiaries has breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Company SEC Reports or (ii) any agreement under which the Company or any of its subsidiaries licenses from a third party any Company Intellectual Property Rights included in the Company's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

         2.12 Governmental Authorization. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in material compliance with the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed before the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

         2.13 Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company or any of its subsidiaries which it is reasonable to expect that, if determined adversely to the Company or any of its subsidiaries, would have a Material Adverse Effect on the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         2.14 Environmental Matters. Neither the Company nor any of its subsidiaries has been or is currently in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). Each of the Company and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither the Company nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on the Company. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except for matters alleging items which would not have a Material Adverse Effect on the Company.

         2.15 Brokers' and Finders' Fees. Except for fees payable to Ferris, Baker Watts, Incorporated pursuant to the engagement letter dated May 28, 2002, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

         2.16 Labor Matters. There are no pending material claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Each of the Company and its United States subsidiaries has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

         2.17 Employee Benefit Plans.

               (a) The Company has made available to Parent (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. "Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company (or, in the case of Section 3.17, Parent) or present or former beneficiary, dependent or assignee of any such employee or former employee.

               (b) All Benefit Plans of the Company conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

               (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

               (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 2.17, the term "the Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

               (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

               (f) The Company has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

               (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

         2.18 Compliance With Laws. Each of the Company and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company.

         2.19 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company specifically for inclusion in the Registration Statement (as defined in Section 3.19) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company specifically for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company and stockholders of Parent in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the Merger (the "Parent Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Stockholders' Meeting, at the time of the Parent Stockholders' Meeting or at the Effective Time (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers or directors shall be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

         2.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of the Company, by votes duly adopted by unanimous approval of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger, and (c) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

         2.21 Fairness Opinion. The Company has received a written opinion from Ferris, Baker Watts, Incorporated dated on or about the date hereof, that the Merger is fair to the Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

         2.22 Antitakeover Laws. No "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation (a "Takeover Statute"), including Chapter 110C of the General Laws of the Commonwealth of Massachusetts, is or will be applicable (as to the Company) to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         2.23 Rights Agreement. Immediately prior to the execution of the Agreement, the Company has (a) duly entered into an appropriate amendment to the Company Rights Plan, which amendment has been provided to Parent and approved by the Board of Directors of the Company and (b) taken all other action necessary or appropriate so that the entering into of this Agreement by the Company does not and will not result in the ability of any Person to exercise any Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable. "Company Rights Plan" means the Rights Agreement dated as of May 18, 2001 between the Company and Registrar and Transfer Company as rights agent, as amended to date. "Company Rights" has the same meaning as the term "Rights" under the Company Rights Plan.


                                  Article III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

         Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Letter") and dated as of the date hereof, as follows:

         3.1 Organization of Parent and Merger Sub. Each of Parent, its material subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Reports (as defined in Section 3.5), Parent owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Parent has made available to counsel for the Company a true and correct copy of the Certificate of Incorporation and By-laws or other charter documents of Parent, Merger Sub and similar governing instruments of its material subsidiaries, each as amended to date.

         3.2 Capital Structure.

               (a) The authorized capital stock of Parent consists of 69,000,000 shares of Parent Common Stock, of which 31,104,311 shares (together with the appropriate number of Parent Rights) were issued and outstanding as of September 6, 2002, and 2,000,000 shares of Preferred Stock, $.0001 par value, of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock and none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of September 6, 2002, Parent had reserved 5,786,892 shares of Parent Common Stock for issuance pursuant to Parent's 1995 Stock Option/Stock Issuance Plan (the "Parent Stock Option Plan"), under which options were outstanding for 3,192,051.4 shares, and 1,695,508 shares of Parent Common Stock for issuance upon exercise of outstanding warrants (which as of September 6, 2002 are outstanding for an aggregate of 1,695,508 shares of Parent Common Stock). As of September 6, 2002, Parent had outstanding $24,118,000 principal amount of 4.25% Convertible Subordinated Notes ("Convertible Notes"), convertible into 9,647,200 shares of Parent Common Stock. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Since August 1, 2002, there have been no amendments of any Parent stock options, warrants or Convertible Notes and no changes in the capital structure of Parent other than issuances of Parent Common Stock and associated Parent Rights upon the exercise of options granted under the Parent Stock Option Plan.

               (b) The shares of Parent Common Stock to be issued pursuant to the Merger will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

         3.3 Obligations With Respect to Capital Stock.

               (a) Except as set forth in Section 3.2, there are no equity securities of any class of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.

               (b) Except as contemplated by this Agreement and the Parent Rights Agreement, there are no registration rights (except under registration rights agreements for which resale registration statements have already been filed), and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Parent or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of Parent or with respect to any security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment or agreement of Parent or Merger Sub, or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment or agreement of Parent or Merger Sub.

         3.4 Authority.

               (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub subject only to the approval of the issuance of Parent Common Stock in the Merger by the vote of a majority of the Parent Common Stock present or represented by proxy at the Parent Stockholders' Meeting. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent, the Articles of Organization or By-laws of Merger Sub or similar governing instruments of any of its subsidiaries or
(ii) any material mortgage, indenture, lease, contract or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Massachusetts Secretary of State, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a Form 8-K with the SEC,
(v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

         3.5 SEC Filings, Parent Financial Statements.

               (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996 and has made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999, 2000 and 2001, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2002, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other reports or registration statements filed by Parent with the SEC since January 1, 1996, and (v) all amendments and supplements to all such reports, proxy statements and registration statements filed by Parent with the SEC; and Parent will make available to the Company in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended September 30, 2002. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence and Parent's September 30, 2002 Form 10-Q, when filed) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Except to the extent later restated in Parent SEC Reports which were filed before 2002, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of June 30, 2002 contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet."

               (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         3.6 Absence of Certain Changes or Events. Except with respect to the actions contemplated by this Agreement or disclosed in the Parent SEC Reports, since the date of the Parent Balance Sheet, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on Parent, or any development that reasonably would be expected to have a Material Adverse Effect on Parent, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred after the date of this Agreement.

         3.7 Taxes.

               (a) Each of Parent and its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent. All such Returns were correct and complete in all material respects. Each of Parent and its subsidiaries has paid all Taxes shown to be due on such Returns, or is contesting them in good faith. None of the Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return.

               (b) Except as is not material to Parent, each of Parent and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA and other Taxes required to be withheld.

               (c) Except as is not material to Parent, neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) Except as is not material to Parent, no audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

               (e) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, except liability for unpaid Taxes which have accrued since June 30, 2002 in the ordinary course of business.

               (f) None of Parent's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (g) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

               (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

               (i) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (j) None of the Parent and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Parent and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Parent) or (B) has any liability for the taxes of any person (other than any of the Parent and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         3.8 Absence of Liens and Encumbrances. Each of Parent and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         3.9 Intellectual Property.

               (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

               (b) Parent is not in violation of any license, sublicense or agreement related directly to the Parent Intellectual Property Rights except such violations as do not materially impair Parent's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except such violations or defaults as do not materially impair Parent's rights under such license, sublicense or agreement. No material claims with respect to Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any person, nor, to the knowledge of Parent, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or any of its subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by Parent infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by Parent, validity or effectiveness of any of Parent Intellectual Property Rights. All material registered trademarks, service marks and copyrights held by Parent are valid and subsisting. To the knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right owned by Parent or product of Parent or any of its subsidiaries, or to the knowledge of Parent, Parent Intellectual Property Right licensed by Parent or its subsidiaries, is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement under which Parent or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.10 Agreements, Contracts and Commitments. Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries has, nor is it a party to nor is it bound by:

               (a) any collective bargaining agreements;

               (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements (except for those plans and arrangements relating solely to employees of Parent's foreign subsidiaries who earn less than $100,000 annual base salary);

               (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by Parent on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Parent's ability to terminate employees at will and except for those agreements, contracts and commitments with employees of Parent's foreign subsidiaries who earn less than $100,000 annual base salary;

               (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

               (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by Parent of $100,000 or more (excluding amounts which are already owing by Parent or such subsidiary at June 30, 2002) and is not cancelable without penalty within thirty (30) days.

         3.11 No Default. Neither Parent nor any of its subsidiaries has breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Parent SEC Reports or (ii) any agreement under which Parent or any of its subsidiaries licenses from a third party any Parent Intellectual Property Rights included in Parent's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto.

         3.12 Governmental Authorization. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Parent's business as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. Except as disclosed in the Parent SEC Reports filed before the date of this Agreement, the business of Parent is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on Parent. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent is pending or, to the knowledge of Parent, threatened, nor to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on Parent.

         3.13 Litigation. Except as disclosed in the Parent SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent or any of its subsidiaries which it is reasonable to expect that, if determined adversely to Parent or any of its subsidiaries, would have a Material Adverse Effect on Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         3.14 Environmental Matters. Neither Parent nor any of is subsidiaries has been or is currently in material violation of any applicable Environmental and Occupational Laws. Each of Parent and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither Parent nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on Parent. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of Parent, threatened against Parent, except for matters alleging items which would not have a Material Adverse Effect on Parent.

         3.15 Broker's and Finders' Fees. Except for fees payable to Cagan McAfee Capital Partners, LLC pursuant to the engagement letter dated December 10, 2001, as amended to date, including by an addendum dated June 13, 2002, a copy of which (including all addendums and amendments) has been provided to the Vice President - Legal of the Company, Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

         3.16 Labor Matters. There are no pending material claims against Parent or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Parent and each of its United States subsidiaries has complied in all material respects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

         3.17 Employee Benefit Plans.

               (a) Parent has made available to the Company (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

               (b) All Benefit Plans of Parent conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject Parent to any material penalty or tax imposed under the Code or ERISA.

               (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, Parent has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

               (d) Parent does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Parent does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.17, the term "Parent" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Parent, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with Parent, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in
Section 414(m) of the Code) that includes Parent and any other entity required to be aggregated with Parent pursuant to the regulations issued under Section 414(o) of the Code.

               (e) There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Parent or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Parent, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent. The Benefit Plans are not the subject of any pending (or to the knowledge of Parent, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC.

               (f) Parent has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

               (g) With respect to any Benefit Plan that is a Welfare Plan, (i) each Welfare Plan for which contributions are claimed by Parent as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

         3.18 Compliance With Laws. Each of Parent and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent.

         3.19 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company made in Section 2.19, the registration statement on Form S-4 (or such other or successor form as shall be appropriate), (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time of the Company Stockholders' Meeting or at the time of the Parent Stockholders' Meeting (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or any of their respective affiliates, officers or directors shall be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

         3.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, (b) approved this Agreement and the Merger, and determined that the execution, delivery and performance of this Agreement is advisable and (c) recommended that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement and directed that the issuance of such shares be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting.

         3.21 Fairness Opinion. Parent has received a written opinion from Cagan McAfee Capital Partners, LLC, dated on or about the date hereof, that the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to the Company a copy of such opinion.

         3.22 Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined therein) will not apply to, and (as to Parent) no other Takeover Statute will apply to, the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         3.23 Rights Agreement. The entering into of this Agreement by Parent and Merger Sub does not and will not result in the ability of any Person to exercise any Parent Rights under the Parent Rights Plan or enable or require the Parent Rights issued thereunder to separate from the shares of Parent Common Stock to which they are attached or to be triggered or become exercisable. "Parent Rights Plan" means the Rights Agreement dated as of October 1, 1997 between Parent and BankBoston, N.A. as rights agent, as amended to date. "Parent Rights" has the same meaning as the term "Rights" under the Parent Rights Plan.

                                   Article IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. "Ordinary course" is deemed to intrinsically include full compliance with the short-term cost reduction plan delivered by the Company to Parent on or before the date of this Agreement. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(a), the Company shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent's Chief Executive Officer:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Company Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by the Company could have prevented it) with regard to any warrant or other right to acquire capital stock of the Company;

               (b) Enter into partnership arrangements, joint development agreements or strategic alliances;

               (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company's past agreements under similar circumstances;

               (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices; (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or
(iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

               (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

               (g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;

               (h) Issue, deliver or sell or pledge or authorize or propose the issuance, delivery, sale or pledge of, any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business, consistent with past practice, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii), and (iv) the issuance of the Company Rights (and shares of Company Class One Preferred Stock upon the exercise thereof) in accordance with the terms of the Company Rights Plan, as in effect on the date hereof.

               (i) Cause, permit or propose any amendments to the Company's Articles of Organization or By-laws or other charter documents or similar governing instruments of any of its subsidiaries;

               (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

               (k) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

               (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls or other rights to acquire debt securities of the Company or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

               (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice or change in any material respect any management policies or procedures;

               (n) Revalue any of the Company's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (o) Pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financials (or the notes thereto);

               (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (q) Make any capital expenditures outside the ordinary course of business or in excess of $250,000 in the aggregate;

               (r) Modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or enter into any contract or agreement which provides for the Company to incur or pay any amounts in excess of $100,000 over the life of such contract or agreement;

               (s) Settle any material litigation or waive, release or assign any material rights or claims thereunder;

               (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
Section 368 of the Code;

               (u) Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Company Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

               (v) Except as otherwise contemplated by Sections 2.23 and 5.20, redeem the Company Rights or amend or terminate the Company Rights Plan;

               (w) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to the Company Rights Plan, or with respect to any other "poison pill" or similar plan, agreement or arrangement, or any Takeover Statute;

               (x) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment or agreement of the Company, or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment or agreement of the Company; or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of any options) could have prevented it;

               (y) Take any action that would result in the Company having more "restricted cash" than the amount of "restricted cash" shown on the Company Balance Sheet; or

               (z) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.l(a) through (y) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not to be satisfied.

         4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 4.2 shall include

Parent and each of its subsidiaries) agrees, except to the extent that the Company shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Parent. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(b), Parent shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company's Chairman:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by Parent could have prevented it, all unless otherwise expressly required pursuant to the terms of the Parent Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by Parent could have prevented it) with regard to any warrant or other right to acquire capital stock of Parent;

               (b) Enter into partnership arrangements, joint development agreements or strategic alliances;

               (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Company or pursuant to written agreements consistent with Parent's prior agreements under similar circumstances;

               (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Parent's Intellectual Property Rights or enter into grants to future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

               (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;

               (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent; provided, that Parent may without such consent effect a reverse stock split if doing so is both necessary and sufficient in the opinion of The Nasdaq Stock Market, Inc. to prevent the Parent Common Stock from being forthwith delisted from the Nasdaq SmallCap Market -- but only the smallest size of reverse stock split as is necessary to prevent such delisting;

               (g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to Parent;

               (h) Issue, deliver, sell or pledge or authorize or propose the issuance, delivery, sale or pledge of any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other securities, other than the issuance of (i) shares of Parent Common Stock pursuant to the exercise or conversion of Parent stock options, warrants or Convertible Notes outstanding as of the date of this Agreement, (ii) options to purchase shares of Parent Common Stock granted to new employees in the ordinary course of business, consistent with past practice, (iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii), (iv) up to 1,500,000 shares of Parent Common Stock, at a price per share no less than $0.70 (subject to adjustment for any reverse stock split), to trade creditors other than Heli-Oss in satisfaction of trade debt, (v) shares of Parent Common Stock to Heli-Oss in satisfaction of trade debt, in an amount and on terms consistent with the conceptual discussion framework statement delivered by Parent to the Company on or before the date of this Agreement, (vi) warrants to purchase up to 300,000 shares of Parent Common Stock to a lender to induce the initiation of a credit agreement contemplated by Section 4.2(l) hereof, (vii) shares of Parent Common Stock to investors, at a price per share no less than $1.00 (subject to adjustment for any reverse stock split), for a total consideration not to exceed $5,000,000, and (viii) the Parent Rights (and shares of the Parent's Preferred Stock upon the exercise thereof) in accordance with the terms of the Parent Rights Plan, as in effect on the date hereof; provided, however, that Parent may not make any issuance permitted by this Section 4.2(h) if the issuance would entitle any Person to any payment or result in any adjustment under the Share Purchase Agreement dated June 6, 2002 among Parent, the State of Wisconsin Investment Board, Cagan McAfee Capital Partners, LLC and certain other investors;

               (i) Cause, permit or propose any amendments to Parent's Certificate of Incorporation or By-laws or other charter documents or similar governing instruments of any of its subsidiaries;

               (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

               (k) Sell, lease, license, encumber or otherwise dispose of any of Parent's properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business consistent with past practices;

               (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities or New Credit Facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls or other rights to acquire debt securities of Parent or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing; "New Credit Facilities" means the proposed arrangements described in the letter agreement dated July 17, 2002 between Parent and Silicon Valley Bank, provided that the actual final arrangements are not materially different from such proposed arrangements;

               (m) Adopt or amend any employee benefit or stock purchase or option plan or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice or change in any material respect any management policies or procedures;

               (n) Revalue any of Parent's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (o) Pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or as allowed by Section 4.2(h)(iv)-(v) of liabilities of the type reflected or reserved against in the Parent Financials (or the notes thereto);

               (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes ;

               (q) Make any capital expenditures outside the ordinary course of business or in excess of $500,000 in the aggregate;

               (r) Modify, amend or terminate any material contract or agreement to which Parent or any of its subsidiaries is a party or enter into any contract or agreement which provides for Parent to incur or pay any amounts in excess of $200,000 over the life of such contract or agreement (excluding any Indenture amendment which is substantially consistent with the Letter of Intent described in Section 6.2(h) hereof and also excluding matters allowed by Sections 4.2(h)(iv)-(v)-(vi)-(vii) or 4.2(l) hereof);

               (s) Settle any material litigation or waive, release or assign any material rights or claims thereunder;

               (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
Section 368 of the Code;

               (u) Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Parent Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

               (v) Except as otherwise contemplated by Sections 3.23 and 5.20, redeem the Parent Rights or amend or terminate the Parent Rights Plan;

               (w) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to the Parent Rights Plan, or with respect to any other "poison pill" or similar plan, agreement or arrangement, or any Takeover Statute;

               (x) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment or agreement of Parent or Merger Sub, or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment or agreement of Parent or Merger Sub (other than antidilution adjustments arising from issuances allowed by Section 4.2(h) hereof); or by inaction suffer any of the foregoing to occur when unilateral action by Parent could have prevented it; or

               (y) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (x) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not to be satisfied.

                                   Article V

                              ADDITIONAL AGREEMENTS
                              ---------------------

         5.1 Proxy Statement/Prospectus; Registration Statement.

               (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any other report, statement or other document it may have filed with the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as soon thereafter as practicable, (iv) as soon as practicable after the Registration Statement shall have been declared effective, cause the Proxy Statement and forms of proxy to be mailed to its stockholders, and (v) notify the other party promptly of any stop order or threatened stop order of which it becomes aware with respect to the Registration Statement or similar proceeding with respect to the Proxy Statement. Each of Parent and the Company shall afford the other party a reasonable opportunity to review and comment upon the Registration Statement, the Proxy Statement, any amendment or supplement to either document or any other document filed with the SEC prior to its filing. The Proxy Statement shall include the fairness opinions of Ferris, Baker Watts, Incorporated and Cagan McAfee Capital Partners, LLC referred to in Sections 2.21 and 3.21, respectively. The Proxy Statement shall also include the recommendations of (i) the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with Section 5.4(a) and
(ii) the Board of Directors of Parent in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with Section 5.4(b).

               (b) Each of Parent and the Company shall notify the other party promptly upon the receipt of any comments from the SEC or its staff or any other government official in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government official for any amendment or supplement to the Registration Statement, the Proxy Statement or any other filing with the SEC or for additional information and shall provide to the other party copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Proxy Statement or any other such filing.

               (c) Promptly after Parent or the Company shall notify the other party of the discovery of information required to be disclosed to the other party pursuant to Section 2.19 or Section 3.19, as the case may be, the parties shall prepare and file appropriate amendments or supplements to the Registration Statement and the Proxy Statement, as the case may be, and, to the extent required by law, disseminate such amendment or supplement to the stockholders of Parent and the Company.

         5.2 Meetings of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with the MBCL and its Articles of Organization and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent and use all reasonable efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent shall take all action necessary in accordance with Delaware law and its Certificate of Incorporation and By-laws to convene the Parent Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Parent shall consult with the Company and use all reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting.

         5.3 Access to Information, Confidentiality.

               (a) Each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business, including the status of product development efforts, properties and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (b) The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated March 4, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.4      No Solicitation.

               (a) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group (other than Parent, Merger Sub and their affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Parent, Merger Sub and their affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of Section 5.4(a) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of at least 50% of the capital stock of the Company, purchase of all or substantially all of the assets of the Company, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to the Company made by any person, entity or group (other than Parent, Merger Sub and their affiliates). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

               (ii) Notwithstanding the provisions of paragraph (i) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity or group after such person, entity or group shall have delivered to the Company in writing, a Superior Proposal. For the purposes of Sections 5.4(a) and 7.1(f) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors (after consultation with independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated.

               (iii) The Company may furnish information to a person, entity or group that has made a Superior Proposal only if the Company (a) first notifies Parent of the information proposed to be disclosed, (b) first complies with the provisions of paragraph (v) below and (c) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

               (iv) If the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from approving such Superior Proposal or recommending such Superior Proposal to the Company's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger.

               (v) The Company will (i) notify Parent immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to Parent the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Proposal and provide Parent with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of a meeting at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

               (vi) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

               (b) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group (other than the Company and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any information concerning Parent or any of its subsidiaries to, or afford any access to the properties, books or records of Parent or any of its subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than the Company and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Parent. For the purposes of Section 5.4(b) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of Parent, whether by way of merger, purchase of at least 50% of the capital stock of Parent, purchase of all or substantially all of the assets of Parent, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to Parent made by any person, entity or group (other than the Company and its affiliates). Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

               (ii) Notwithstanding the provisions of paragraph (i) above, prior to the approval of this Agreement and the Merger by the stockholders of Parent at the Parent Stockholders' Meeting, Parent may, to the extent the Board of Directors of Parent determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity or group after such person, entity or group shall have delivered to Parent in writing, a Superior Proposal. For the purposes of Sections 5.4(b) and 7.1(g) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction that, without the Merger, is more favorable to the stockholders of Parent from a financial point of view than such transaction with the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors (after consultation with independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated.

               (iii) Parent may furnish information to a person, entity or group that has made a Superior Proposal only if Parent (a) first notifies the Company of the information proposed to be disclosed, (b) first complies with the provisions of paragraph (v) below and (c) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

               (iv) If Parent receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of Parent from approving such Superior Proposal or recommending such Superior Proposal to Parent's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger.

               (v) Parent will (i) notify the Company immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to the Company the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, Parent shall provide the Company with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider a Superior Proposal and provide the Company with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of a meeting at which Parent's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

               (vi) Nothing contained in this Section 5.4 shall prevent Parent or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

5.5      Expenses.

               (a) Except as set forth in this Section 5.5, if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that Parent and the Company shall share equally all fees and expenses, other than attorneys, accountants and financial advisor's fees, incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. If the Merger is consummated, all fees and expenses, including attorneys, accountants and financial advisor's fees (but excluding the printing and filing fees referenced in the preceding sentence) incurred by or for the benefit of the Company or its stockholders shall be paid by the Surviving Corporation. Parent and the Company shall mutually agree on the financial printer to use for the Registration Statement and any amendments or supplements thereto.

               (b) If this Agreement is terminated by Parent pursuant to Section 7.1(b)(ii) or by any party pursuant to Section 7.1(f), the Company shall immediately upon such termination pay to Parent a termination fee of $200,000 by wire transfer of immediately available funds to an account designated by Parent.

               (c) If this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii) or by any party pursuant to Section 7.1(g), Parent shall immediately upon such termination pay to the Company a termination fee of $200,000 by wire transfer of immediately available funds to an account designated by the Company.

         5.6 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. and in any event in accordance with the terms of the Confidentiality Agreement.

         5.7 Auditors' Letters. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable best efforts to be delivered to the Company a letter of PricewaterhouseCoopers LLP, independent auditors to the Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.8 FIRPTA. The Company shall deliver to the Internal Revenue Service a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2).

         5.9 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

         5.10 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. Parent shall pay all fees and expenses, including filing fees and Parent's attorneys' fees and expenses, incurred by Parent in connection with such compliance. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.11 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including prompt resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         5.12 Stock Options and Warrants.

               (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Stock Option") under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time, except that (i) such Company Stock Option shall entitle the holder to purchase (subject to the same vesting provisions set forth in such Company Stock Option) that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent, and (iii) such Company Stock Option shall no longer be exercisable for Company Common Stock.

               (b) Promptly after the Effective Time, Parent or the Surviving Corporation shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

               (c) It is the intention of the parties that the Company Stock Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time.

               (d) For purposes of determining vesting under any Company Stock Option, employees of the Company or any of its subsidiaries who become employees of Parent or any of its subsidiaries shall be credited for the full term during which they were employed by the Company or any of its subsidiaries.

               (e) At the Effective Time, the Company Warrants shall be exercisable for the appropriate number of shares of Parent Common Stock instead of being exercisable for shares of Company Common Stock, and the exercise price of the Company Warrants shall be appropriately adjusted, all in accordance with the terms of the respective Company Warrants.

               (f) Prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed pursuant to this Section 5.12 and upon exercise of the Company Warrants.

         5.13 Form S-8. Parent agrees to file at or before the opening of business on the first business day after the Closing a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options.

         5.14 Certain Benefit Plans.

               (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable in the aggregate to those applicable to employees of Parent, as soon as practicable after the Effective Time in accordance with the terms of such programs. Parent shall assume all of the Company's liability under Section 4980B of the Code and
Part 6 of Title I of ERISA with respect to COBRA participants (other than any liability of the Company to pay, or reimburse any such participants for, COBRA premiums) in accordance with Treasury Regulation Section 54-4980B-9 as if the Company had terminated coverage under its group health plans on the Effective Date.

               (b) Parent shall cause each such benefit program in which employees of Parent and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company; provided, that in no circumstances shall the crediting of such service create duplicative benefits.

               (c) Parent shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment or severance agreements of the Company.

               (d) If former or active employees of the Company or any of its subsidiaries become eligible to participate in a medical, dental or vision plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered unconditionally for such person under the applicable medical, dental or vision plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company benefit program prior to the Effective Time.

               (e) If the Company is required to terminate its plan which is qualified under Section 401(k) of the Code (the "Company's 401(k) Plan"), Parent will, with the approval of the plan administrator of the Parent's tax-qualified 401(k) plan (the "Parent's 401(k) Plan"), which approval will not be unreasonably withheld, cause Parent's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to the Company's employees pursuant to the Company's 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent's 401(k) Plan in accordance with this Section 5.14(e) shall at all times be 100% vested (to the extent they were 100% vested in the Company's 401(k) Plan at the time of rollover) and shall be invested in accordance with the provisions of the Parent's 401(k) Plan. In this regard, the Company represents (i) that the Company's 401(k) Plan has obtained a determination letter from the Internal Revenue Service to the effect that the Company's 401(k) Plan is qualified under Section 401(a) of the Code and that the related trust is exempt from federal income taxes under Section 501(a) of the Code, or (ii) that Company's 401(k) Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has furnished to Parent a copy of the most recent IRS determination or opinion letter with respect to Company's 401(k) Plan, and nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of the Company's 401(k) Plan. In the case of any Company employee, the Parent's 401(k) Plan will take into account, for eligibility and vesting purposes, such employee's pre-Closing service creditable to such employee for purposes of Company's 401(k) Plan.

               (f) If the employment of any person who is an employee of the Company immediately prior to the Effective Time is terminated (other than for cause) by the Company or Parent or any of their subsidiaries within the first 30 days following the Effective Time, such employee shall receive severance benefits at least as generous as the Company's past practices with regard to employees of such rank.

               5.15 Tax-Free Reorganization. Parent and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Without limiting the generality of the foregoing, Parent will cause the Surviving Corporation to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

         5.16 Board Representation and Officers. The Board of Directors of Parent shall take appropriate actions (the effectiveness of which are subject only to the consummation of the Merger) to effectuate the following. To the extent applicable, such actions shall be taken promptly before the Effective
Time:

               (a) to cause the number of directors comprising the full Board of Directors of Parent to be seven persons,

               (b) to appoint to the Board of Directors of Parent, in addition to four incumbent directors of Parent, Ralph Goldwasser (for a term ending upon Parent's 2003 annual meeting of stockholders), Albert Paladino (for a term ending upon Parent's 2004 annual meeting of stockholders) and John Youngblood (for a term ending upon Parent's 2005 annual meeting of stockholders),

               (c) to elect John Youngblood to serve as Chief Executive Officer and President of Parent, and

               (d) to elect George Roberts to serve as non-executive Chairman of the Board of Directors of Parent.

         5.17 Change of Name of Parent. At or before the Effective Time, Parent shall take all such corporate and other action as shall be necessary to change the corporate name of Parent to Radiohead, Inc. or to such other new name as Parent and the Company shall mutually agree.

         5.18 Retention Agreements. Parent will use its commercially reasonable efforts to negotiate and execute before the initial filing of the Registration Statement an employment agreement with John Youngblood and retention agreements with the persons mutually agreed by Parent and the Company pursuant to terms and conditions mutually acceptable to the parties thereto and the Company; provided, however, in no event will the failure to enter into any such retention agreements be deemed a breach of this Agreement or failure of a closing condition.

         5.19 No Solicitation of Employees. Each party agrees that for a period of 12 months following termination, if any, of this Agreement pursuant to the provisions of Article VII hereof, neither party shall solicit, induce or recruit any of the other party's employees to leave their employment. This Section 5.19 shall not prohibit the advertisement in any publication of general circulation of positions available at such party.

         5.20 Rights Agreements; Takeover Statutes. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.23) necessary (including, as necessary, redeeming the Company Rights immediately prior to the Effective Time or amending the Company Rights Plan) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Parent shall take all further action (in addition to that referred to in Section 3.23) necessary (including, as necessary, redeeming the Parent Rights immediately prior to the Effective Time or amending the Parent Rights Plan) in order to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

         5.21 Indemnification.

               (a) After the Effective Time, to the extent permitted by law Parent and the Surviving Corporation shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Articles of Organization or By-laws as they are currently in effect on the date hereof or any indemnification agreement which is in effect on the date hereof between the Company and such person to the same extent as provided in such Articles of Organization, By-laws or indemnification agreement.

               (b) After the Effective Time, Parent and the Surviving Corporation shall indemnify the persons who immediately prior to the Effective Time were directors or officers of the Company against (i) all actions, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, in each case to the full extent a corporation is permitted under Delaware or Massachusetts law to indemnify its own directors and officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such actual proceeding to each indemnified party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145 of the Delaware General Corporation Law or Section 67 of the MBCL, as the case may be). In connection with such indemnification, (x) any counsel retained by the indemnified parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation, (y) after the Effective Time, the Surviving Corporation and Parent shall to the extent permitted by law pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (z) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld. Neither the Surviving Corporation nor Parent shall be liable for the fees and expenses of more than one law firm for all the indemnified parties, with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

               (c) For a period of five years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms comparable to those applicable to the then current directors and officers of Parent.

               (d) This Section 5.21 shall survive the consummation of the Merger, is intended to benefit the indemnified parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the indemnified parties.

         5.22 Section 16 Matters. Before the Effective Time, the Board of Directors of Parent shall adopt such resolutions, in form and substance reasonably satisfactory to Parent and the Company, as are necessary to exempt from the application of Section 16(b) of the Exchange Act the acquisition of any security of Parent pursuant to or in connection with the Merger by any person who becomes a director or officer of Parent, as those terms are defined in Rule 16a-1 under the Exchange Act, pursuant to this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby, but only to the extent that Section 16 and the regulations thereunder then enable any resolutions to have such effect.

                                   Article VI

                            CONDITIONS TO THE MERGER
                            ------------------------

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement, the Merger and the issuance of Parent Common Stock in the Merger, as applicable, shall have been approved and adopted by the requisite vote of the stockholders of each of the Company and Parent under applicable law and under applicable Nasdaq Marketplace Rules.

               (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests by the SEC for additional information shall have been complied with to the reasonable satisfaction of the parties hereto.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (d) Dissenters' Rights. Following the Company Stockholders' Meeting, no more than ten percent (10%) of the Company's outstanding shares shall be in a position to exercise dissenters' rights under the MBCL.

               (e) Approvals. Other than the filing provided for under Section 1.2, all orders, consents, waivers, exemptions, approvals, or authorizations of, or declarations, filings or registrations with, or giving of notice to, any Person or Governmental Entity required of Parent, the Company or any of their subsidiaries to consummate this Agreement, the Merger or any other transaction contemplated hereby, the failure of which to be obtained or made (i) is reasonably expected to have a Material Adverse Effect on Parent or the Company or (ii) will result in a material violation of any law, shall have been obtained or made, all in form and substance reasonably satisfactory to Parent and the Company.

         6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

               (c) Bringdown. The Company shall have received a certificate, dated the Closing Date, to the effect of Sections 6.2(a), 6.2(b), 6.2(d), and 6.2(f) signed by the President and Chief Financial Officer of Parent.

               (d) No Material Adverse Effect on Parent. There shall not have been any Material Adverse Effect on Parent, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on Parent.

               (e) Resignation of Parent Directors. Prior to the Effective Time, all but four of the members of the Board of Directors of Parent shall have submitted written resignations, effective as of the Effective Time, to Parent in accordance with Section 5.16, and copies of such resignations shall have been delivered to the Company.

               (f) Nasdaq Stock Market Listing. From the date hereof until the Effective Time, the Parent Common Stock shall be listed on the Nasdaq SmallCap Market. Parent shall not have received written or oral notice that the Parent Common Stock will be delisted from the Nasdaq SmallCap Market prior to the Effective Time. (For avoidance of doubt: references in this Agreement to "the Nasdaq SmallCap Market" do not include the OTC Bulletin Board.)

               (g) Listing of Additional Shares. Parent shall have executed and delivered to The Nasdaq Stock Market, Inc. a listing of additional shares notification form with respect to the shares of Parent Common Stock issuable to stockholders of the Company pursuant to the Merger and such other shares required to be reserved for issuance in connection with this Agreement, together with such other agreements, instruments and documents as shall be required under the rules of the Nasdaq Stock Market to permit the trading of such shares in the Nasdaq SmallCap Market immediately after the Effective Time.

               (h) Note Restructuring. The Company shall be reasonably satisfied that (i) the Convertible Note restructuring transaction contemplated by the Letter of Intent dated April 11, 2002 by and among Parent and the holders of not less than $23.5 million in principal amount of its Convertible Notes shall have been consummated (or shall be consummated simultaneously with the Closing) substantially in accordance with the terms of such Letter of Intent or upon such other terms as are more favorable to Parent, (ii) no more than $1.7 million in principal amount of Convertible Notes shall be due and payable between November 1, 2002 and the Closing Date (inclusive), and (iii) there shall not have occurred any default which enables Convertible Notes covered by the Letter of Intent to be accelerated or to not have their maturity date deferred.

                  (i) Change of Name of Parent. Parent shall have changed its corporate name in accordance with Section 5.17.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

               (c) Bringdown. Parent and Merger Sub shall have received a certificate, dated the Closing Date, to the effect of Sections 6.3(a), 6.3(b), 6.3(d) and 6.3(e), signed by the President and Chief Financial Officer of the Company.

               (d) Cash Requirement. The Company shall have had cash, restricted cash, cash equivalents, marketable securities and short-term investments of

                  (i) if the Closing occurs on or before November 15, 2002: not less than $12,000,000 as of the earlier of the Closing Date or October 31, 2002,

                  (ii) if the Closing occurs between November 16 and November 30, 2002, inclusive: not less than $11,000,000 as of November 15, 2002;

                  (iii) if the Closing occurs between December 1 and December 15, 2002, inclusive: not less than $10,000,000 as of November 30, 2002, and

                  (iv) if the Closing occurs after December 15, 2002 inclusive: not less than $9,500,000 as of December 15, 2002.

         For this purpose it shall be deemed that any cash equivalents, marketable securities and short-term investments held by the Company at the end of a month and still held in the next month shall retain the same value, during such next month, as they had at such month-end; and all figures shall be reported using the same accounting principles as have been used in the Company SEC Reports.

         The foregoing condition is expressly based on the assumption that the Company shall have made no special arrangements to accelerate the collection of accounts receivable in order to meet this condition and shall not have, in order to meet this condition, have specifically deferred the payment of accounts payable which would otherwise have been paid in the ordinary course of business before the applicable date or entered into new arrangements calling for payments to be made after the applicable date when, in the ordinary course of business had this Section 6.3(d) not existed, such payments would have been called for to be made before the applicable date. If such assumption proves to have been incorrect, the affected amount shall be subtracted back in determining whether the Section 6.3(d) condition has been met.

         For purposes of this Section 6.3(d), (Y) an account payable to a vendor or supplier shall be deemed not to have been specially deferred if the applicable measurement date is less than 60 days after the date of the applicable invoice, and (Z) any amounts paid before the applicable measurement date, in connection with this Agreement and the transactions contemplated hereby, to the Company's outside lawyers, independent certified public accountants, financial advisers, proxy solicitors and financial printers shall be added back in determining whether the Section 6.3(d) condition has been met.

               (e) No Material Adverse Effect on the Company. There shall not have been any Material Adverse Effect on the Company, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on the Company.

                                  Article VII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

         7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) by mutual written consent of the Company and Parent;

               (b) by Parent if:

                  (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within thirty days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

                  (ii) the Board of Directors of the Company amends, withholds or withdraws its recommendation of the Merger (provided that Parent is not in material breach of the terms of this Agreement);

               (c) by the Company if:

                  (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within thirty days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied;

                  (ii) the Board of Directors of Parent amends, withholds or withdraws its recommendation of the Merger (provided the Company is not in material breach of the terms of this Agreement);

               (d) by any party hereto if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; (iii) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting (provided that the Company may not terminate in these circumstances if it is in material breach of the terms of this Agreement); or (iv) if Parent's stockholders do not approve the Merger, this Agreement, and the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting (provided that Parent may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

               (e) by any party hereto if the Merger shall not have been consummated by January 6, 2003; provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

               (f) by any party hereto if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company (provided that the terminating party is not in material breach of the terms of this Agreement).

               (g) by any party hereto if the Board of Directors of Parent accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of Parent (provided that the terminating party is not in material breach of the terms of this Agreement).

         Where action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3(b), 5.5 and 5.19 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         7.3 Notice of Termination. Any termination of this Agreement under
Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.

         7.4 Amendment. This Agreement may be amended by the parties hereto at any time, but only by execution of an instrument in writing signed on behalf of each of the parties hereto.

         7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  Article VIII

                               GENERAL PROVISIONS
                               ------------------

         8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as the party shall specify by like notice). If so mailed, they shall be deemed given upon the earlier of actual receipt or three business days after mailing:

               (a) if to Parent or Merger Sub, to:

                   3175 S. Winchester Boulevard
                   Campbell, CA 95008
                   Attention:  George P. Roberts
                   Facsimile No.:  (408) 874-4461
                   with a copy to:

                   Brobeck, Phleger & Harrison LLP
                   12390 El Camino Real
                   San Diego, CA 92130
                   Attention:  Hayden J. Trubitt, Esq.
                   Eddie Rodriguez, Esq.
                   Facsimile No.:  (858) 720-2555

               (b) if to the Company, to:

                   20 Industrial Drive East
                   South Deerfield, MA 01373
                   Attention:  John L. Youngblood
                   Facsimile No.:  (413) 665-0089

                   with a copy to:

                   Foley Hoag LLP
                   155 Seaport Boulevard
                   Boston, MA 02210
                   Attention:  William R. Kolb, Esq.
                   Facsimile No.:  (617) 832-7000

         8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Letter and the Parent Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth in Sections 5.14(f) and 5.21.

         8.6 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision; and, if they do not act to replace the provision, the Agreement will be interpreted as if they had replaced it with such a provision.

         8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.8 Governing Law and Choice of Forum.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               (b) Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection herewith, or any breach of this Agreement or any such document or instrument shall be resolved exclusively (as to court proceedings initiated by the Company, including any counterclaims or crossclaims later brought by Parent or Merger
Sub) in the state or federal courts whose local geographic jurisdiction includes Campbell, California, or exclusively (as to court proceedings initiated by Parent or Merger Sub, including any counterclaims or crossclaims later brought by the Company) in the state or federal courts whose local geographic jurisdiction includes South Deerfield, Massachusetts. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any such state or federal court, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California or the Commonwealth of Massachusetts, as the case may be, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such forum, such jurisdiction and such process.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

         8.11 Certain Definitions. For purposes of this Agreement, the term:

               (a) "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Massachusetts;

               (b) "knowledge" means with respect to any fact, circumstance, event or other matter in question, that such fact, circumstance, event or other matter was actually known by or upon reasonable inquiry or investigation would have been actually known by (i) an individual, if used in reference to an individual, or (ii) George Roberts, Leighton Stephenson, Caroline Kahl, Ben Jarvis, Alan Wright, David Aronovici or Randy Carl, if used in reference to Parent or Merger Sub, or (iii) John Youngblood, Dennis Stempel, David Renauld, Stephen Ward, Kenneth Wood or John Angus, if used in reference to the Company.










                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

[Seal]                                    P-COM, INC.


                                          By:   /s/ George P. Roberts
                                                --------------------------------

                                          Name: George P. Roberts
                                                --------------------------------
                                                Chief Executive Officer


[Seal]                                    TELAXIS COMMUNICATIONS
                                          CORPORATION


                                          By:   /s/ John L. Youngblood
                                                --------------------------------

                                          Name: John L. Youngblood
                                                --------------------------------
                                                President


                                          By:   /s/ Dennis C. Stempel
                                                --------------------------------

                                          Name: Dennis C. Stempel
                                                --------------------------------
                                                Treasurer


[Seal]                                    XT CORPORATION


                                          By:   /s/ Caroline B. Kahl
                                                --------------------------------

                                          Name: Caroline B. Kahl
                                                --------------------------------
                                                President


                                          By:   /s/ Caroline B. Kahl
                                                --------------------------------

                                          Name: Caroline B. Kahl
                                                --------------------------------
                                                Treasurer